Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,000,000	$136.40

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated October 25, 2012

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Buffered Market Participation Securities

}	$1,000,000 Buffered Market Participation Securities linked to the SPDR® S&P® Homebuilders ETF

}	12-month maturity

}	1.0x exposure to any positive return in the reference asset, subject to a maximum return

}	Protection from the first 10% of any losses in the reference asset

}	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Buffered Market Participation Securities (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF underlying supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of this pricing supplement.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-3 of the accompanying prospectus supplement and page S-2 of the accompanying ETF Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000	$0	$1,000
Total	$1,000,000	$0	$1,000,000

1HSBC USA Inc. or one of our affiliates may pay referral fees of up to 0.50% per $1,000 Principal Amount of securities in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Buffered Market Participation Securities Linked to the SPDR® S&P® Homebuilders ETF

This pricing supplement relates to an offering of Buffered Market Participation Securities. The securities will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is negative, lose up to 90% of your principal.

This pricing supplement relates to an offering of securities linked to the performance of the SPDR® S&P® Homebuilders ETF. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset, as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per security

Reference Asset:	SPDR® S&P® Homebuilders ETF (“XHB”)

Trade Date:	October 25, 2012

Pricing Date:	October 25, 2012

Original Issue Date:	October 30, 2012

Final Valuation Date:	October 25, 2013, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.

Maturity Date:	October 31, 2013. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, investors will lose 1% of the Principal Amount for each percentage point that the Reference Return is below the Buffer Value. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Value, you will lose up to 90% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Maximum Cap:	14.10%

Buffer Value	-10%

Upside Participation Rate:	100%

Initial Price:	$25.62, which was the official closing price of the Reference Asset on the Pricing Date.

Final Price:	The official closing price of the Reference Asset on the Final Valuation Date.

Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the price displayed on Bloomberg Professional® service page “XHB <EQUITY>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Form of Securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

CUSIP/ISIN:	4042K17H0/US4042K17H02

PS-2

GENERAL

This pricing supplement relates to a single offering of securities linked to the Reference Asset identified on the cover page. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-3 of the prospectus supplement and page S-2 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplements) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and relevant underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

}	The Prospectus Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The Prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PS-3

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Value. For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Issuer

The SPDR® Series Trust is the reference issuer.

PS-4

INVESTOR SUITABILITY

The securities may be suitable for you if:

}	You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the securities.

}	You are willing to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

}	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than -10%.

}	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are willing to forgo dividends or other distributions paid to holders of the Reference Asset.

}	You do not seek current income from your investment.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the securities to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

}	You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}	You are unwilling to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.

}	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below -10%.

}	You seek an investment that provides full return of principal.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on the Reference Asset.

}	You seek current income from your investment.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the securities to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

PS-5

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and page S-2 of the ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the Reference Asset. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— General risks related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Price from the Initial Price beyond the Buffer Value of -10%. Accordingly, if the Reference Return is less than -10%, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose up to 90% of your investment at maturity if the Reference Return is negative.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the price of the Reference Asset beyond the Maximum Cap. The Maximum Cap is 14.10%. You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

The securities are subject to risks associated with home building.

The Reference Asset invests in companies that operate in the U.S. homebuilding industry. The homebuilding industry is significantly affected by a number of, factors including local economic conditions and real estate markets, as well as by weather conditions, natural disasters and geopolitical events. Companies in this industry can be significantly affected by changes in the national, regional and local real estate markets. This industry is also sensitive to interest rate fluctuations, which can cause changes in the availability of mortgage capital, and limit the purchasing power of potential homebuyers. The industry can be significantly affected by changes in government spending, consumer confidence, demographic patterns, and the level of new and existing home sales.

The securities are subject to risks associated with an investment in a concentrated industry.

The securities are issued by companies that operate in the U.S. homebuilders industry. Therefore, an investment in the securities may carry risks similar to a concentrated securities investment in a single industry. The Reference Asset lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, a decline in value of stock prices of companies in the U.S. homebuilding industry would adversely affect the performance of the Reference Asset, and consequently, the value of the securities.

PS-6

Changes that affect the S&P Homebuilders Select IndustryTM Index may affect the price of the Reference Asset and the market value of the securities and the amount you will receive at maturity.

The policies of Standard & Poor’s Financial Services LLC (the “Index Sponsor”), the index sponsor of the S&P Homebuilders Select IndustryTM Index (the “Underlying Index”), concerning additions, deletions and substitutions of the constituents comprising the Underlying Index and the manner in which the Index Sponsor takes account of certain changes affecting those constituents included in the Underlying Index may affect the level of the Underlying Index. The policies of the Index Sponsor with respect to the calculation of the Underlying Index could also affect the level of the Underlying Index. The Index Sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could affect the price of the Reference Asset and the value of the securities.

The securities are not insured by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.

While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your securities, the original issue price of the securities includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-7

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset to which your securities are linked or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Security” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of securities to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Upside Participation Rate:	100%

}	Buffer Value:	-10%

}	Maximum Cap:	14.10%

The actual Initial Price and Maximum Cap were determined on the Pricing Date.

Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Security
100.00%	$1,141.00	14.10%
80.00%	$1,141.00	14.10%
60.00%	$1,141.00	14.10%
40.00%	$1,141.00	14.10%
20.00%	$1,141.00	14.10%
14.10%	$1,141.00	14.10%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
2.00%	$1,020.00	2.00%
1.00%	$1,010.00	1.00%
0.00%	$1,000.00	0.00%
-1.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-60.00%	$500.00	-50.00%
-70.00%	$400.00	-60.00%
-80.00%	$300.00	-70.00%
-90.00%	$200.00	-80.00%
-100.00%	$100.00	-90.00%

PS-8

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Reference Return is 2.00%.

Reference Return:	2.00%
Final Settlement Value:	$1,020.00

Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is less than the Maximum Cap, the Final Settlement Value would be $1,020.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 2.00% × 100%)

= $1,020.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 100% when the Reference Return is positive and, as multiplied by the Upside Participation Rate, equal to or less than the Maximum Cap.

Example 2: The Reference Return is 20.00%.

Reference Return:	20.00%
Final Settlement Value:	$1,141.00

Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is greater than the Maximum Cap, the Final Settlement Value would be $1,141.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 14.10%)

= $1,141.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and the Reference Return multiplied by 100% exceeds the Maximum Cap.

Example 3: The Reference Return is -5.00%.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Buffer Value of -10%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of securities (a zero return).

Example 3 shows that you will receive the return of your principal investment where the price of the Reference Asset declines by no more than 10% over the term of the securities.

Example 4: The Reference Return is -30.00%.

Reference Return:	-30.00%
Final Settlement Value:	$800.00

Because the Reference Return is less than the Buffer Value of -10%, the Final Settlement Value would be $800.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

= $1,000 + [$1,000 × (-30.00% + 10%)]

= $800.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset beyond the Buffer Value of -10%. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

PS-9

INFORMATION RELATING TO THE SPDR® S&P® Homebuilders ETF

Description of the XHB

General

We have derived all information relating to the XHB, including, without limitation, its make-up, performance, method of calculation and changes in its components from publicly available sources. The XHB is a unit investment trust registered under the Investment Company Act of 1940 that is designed to generally replicate as closely as possible, before expenses, the total performance of the Underlying Index. The XHB is listed on the NYSE Arca under the ticker symbol “XHB.” Information provided to or filed with the SEC by the XHB pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov.  Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document.  We have not undertaken any independent review of, or made any due diligence inquiry with respect to, such information.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  As a prospective purchaser of the Securities, you should undertake an independent investigation of the XHB as in your judgment is appropriate to make an informed decision with respect to an investment linked to the XHB.

Investment Objective

The XHB seeks to replicate as closely as possible, before fees and expenses, the total return of the Underlying Index.

Investment Strategy — Replication

The XHB pursues the indexing strategy of "replication" in attempting to track the performance of the Underlying Index. The XHB will invest in all of the securities that comprise the Underlying Index. The XHB will normally invest substantially all, but at least 80% of its total assets, in the common stocks that comprise the Underlying Index.

The Underlying Index

The Underlying Index is published by the Index Sponsor. The Underlying Index is an equal weighted market cap index. As of October 25, 2012, the Underlying Index was comprised of 35 stocks.

The Underlying Index represents the homebuilders industry group of the S&P Total Market Index (the "S&P TMI"). The Underlying Index is one of 25 of the S&P Select Industry Indices (the "Select Industry Indices"), each designed to measure the performance of a sub-industry or group of sub-industries determined based on the Global Industry Classification Standards ("GICS"). Membership in the Select Industry Indices is based on the GICS classification, as well as liquidity and market cap requirements. Companies in the Select Industry Indices are classified based primarily on revenues; however, earnings and market perception are also considered.

The Underlying Index consists of the S&P TMI constituents belonging to the particular GICS sub-industry or group of sub-industries that are U.S.-based companies, and which satisfy the following criteria:

•	have a float-adjusted market capitalization above $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the applicable index rebalancing reference date) above 90%; or

•	have a float-adjusted market capitalization above $400 million with a float-adjusted liquidity ratio (as defined above) above 150%.

The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization. The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the Underlying Index as of the rebalancing effective date. Existing constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs on the third Friday of the quarter ending month. The S&P TMI tracks all the U.S. common stocks listed on the NYSE (including NYSE Arca and NYSE Amex) and Nasdaq.

PS-10

Historical Performance of the XHB

The following graph sets forth the historical performance of the XHB based on the daily historical closing prices from October 25, 2007 through October 25, 2012. The closing price for the XHB on October 25, 2012 was $25.62. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the XHB should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the XHB on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2007	12/31/2007	$24.26	$16.84	$19.40
1/2/2008	3/31/2008	$24.36	$15.22	$21.77
4/1/2008	6/30/2008	$24.50	$16.50	$16.62
7/1/2008	9/30/2008	$24.93	$13.81	$19.54
10/1/2008	12/31/2008	$20.10	$8.21	$11.97
1/2/2009	3/31/2009	$13.22	$8.00	$10.62
4/1/2009	6/30/2009	$14.28	$10.31	$11.75
7/1/2009	9/30/2009	$16.74	$9.04	$15.03
10/1/2009	12/31/2009	$15.71	$13.50	$15.11
1/4/2010	3/31/2010	$17.20	$14.61	$16.82
4/1/2010	6/30/2010	$20.00	$14.29	$14.30
7/1/2010	9/30/2010	$16.01	$13.59	$15.81
10/1/2010	12/31/2010	$17.74	$15.23	$17.39
1/3/2011	3/31/2011	$18.78	$17.14	$18.21
4/1/2011	6/30/2011	$19.20	$16.96	$18.05
7/1/2011	9/30/2011	$18.63	$13.02	$13.29
10/3/2011	12/30/2011	$17.36	$12.22	$17.10
1/3/2012	3/30/2012	$21.98	$17.20	$21.33
4/2/2012	6/29/2012	$22.42	$18.93	$21.35
7/2/2012	9/28/2012	$26.16	$20.57	$24.82
10/1/2012*	10/25/2012*	$26.35	$24.42	$25.62

* As of the date of this pricing supplement available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through October 25, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

PS-11

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. will offer the securities at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay referral fees of up to 0.50% per $1,000 Principal Amount of securities in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the XHB (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the security at fair market value and sold them at fair market value on the Maturity Date (if the security was held until the Maturity Date) or on the date of sale or exchange of the security (if the security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the XHB will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation

PS-12

(“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE SECURITIES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-13

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$1,000,000 Buffered Market
Participation Securities Linked to
the SPDR® S&P® Homebuilders ETF

October 25, 2012

PRICING SUPPLEMENT

Pricing Supplement
General	PS-3
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-8
Information Relating to the SPDR® S&P® Homebuilders ETF	PS-10
Supplemental Plan of Distribution (Conflicts of Interest)	PS-12
U.S. Federal Income Tax Considerations	PS-12
Validity of the Securities	PS-13

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60